Exhibit 8.1

List of Significant Subsidiaries of Kabel Deutschland GmbH		Jurisdiction of Incorporation

1	Kabel Deutschland Verwaltungs GmbH	Unterföhring, Germany
2	Kabel Deutschland Vertrieb und Service GmbH & Co. KG	Unterföhring, Germany
3	Kabel Deutschland Breitband Services GmbH	Unterföhring, Germany
4	TKS Telepost Kabel-Service Kaiserslautern Beteiligungs-GmbH	Kaiserslautern, Germany
5	TKS Telepost Kabel-Service Kaiserslautern GmbH & Co. KG	Kaiserslautern, Germany
6	Urbana Teleunion Rostock GmbH & Co. KG	Rostock, Germany
7	Verwaltung “Urbana Teleunion” Rostock GmbH	Rostock, Germany
8	Kabel Deutschland Stralsund (former: AEP Plückhahn Kabel GmbH)	Unterföhring, Germany
9	KABELCOM Braunschweig Gesellschaft für Breitbandkabel-Kommunikation mit beschränkter Haftung	Braunschweig, Germany
10	KABELCOM Wolfsburg Gesellschaft für Breitbandkabel-Kommunikation mit beschränkter Haftung	Wolfsburg, Germany
11	Kabel Deutschland Vertrieb und Service Beteiligung Verwaltung GmbH	Unterföhring, Germany
12	Kabel Deutschland Vertrieb und Service Beteiligung GmbH & Co. KG	Unterföhring, Germany
13	Kabel Deutschland Vermögen Beteiligung Verwaltung GmbH	Unterföhring, Germany
14	Kabel Deutschland Vermögen Beteiligung GmbH & Co. KG	Unterföhring, Germany
15	Kabel Deutschland Vermögen GmbH & Co. KG	Unterföhring, Germany
16	Kabel Deutschland Dritte Beteiligungs GmbH	Unterföhring, Germany
17	Kabel Deutschland Vierte Beteiligungs GmbH	Unterföhring, Germany
18	Kabel Deutschland Fünfte Beteiligungs GmbH	Unterföhring, Germany